Exhibit 99.(l)(2)

November 2, 2026

ABX Longevity Growth and Income Fund

333 S Garland Ave., Suite 1500

Orlando, Florida 32801

Re:	ABX Longevity Growth and Income Fund

Ladies and Gentlemen:

We have acted as special Delaware counsel for ABX Longevity Growth and Income Fund, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)          The certificate of trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on August 23, 2023, as amended by the certificate of amendment to the certificate of trust as filed with the Secretary of State on October 27, 2023, as amended and restated by the amended and restated certificate of trust as filed with the Secretary of State on January 8, 2026 (the “Certificate of Trust”);

(b)          The Second Amended and Restated Declaration of Trust, dated as of August 5, 2026, by the trustees of the trust named therein (as so amended and restated, the “Trust Agreement”);

(c)          The By-Laws of the Trust, dated as of April 22, 2026 (the “By-Laws”);

(d)          A certificate of the secretary of the Trust, dated the date hereof, and attaching copies of the resolutions adopted by the Board of Trustees (the forgoing are collectively referred to as the “Resolutions” and, together with the Trust Agreement and the By-Laws, are collectively referred to as the “Trust Documents”)

(e)          The Registration Statement (the “Registration Statement”) on Form N-2, as amended, including a prospectus (and the statement of additional information incorporated by reference therein) dated November 3, 2026 (the “Prospectus”), with respect to the issuance of the Investor A Class Shares, I Class Shares, and Founders Class Shares of common shares of beneficial interest in the Trust (the “Shares”), filed by the Trust with the United States Securities and Exchange Commission; and

ABX Longevity Growth and Income Fund

November 2, 2026

(f)          A Certificate of Good Standing for the Trust, dated October 30, 2026, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Documents.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Trust.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Documents constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the formation, operation and termination of the Trust, and that the Trust Documents and the Certificate of Trust are in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) except to the extent provided in paragraph 2 below, the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each Person to whom a Share has been or is to be issued by the Trust (collectively, the “Shareholders”) for such Share, in accordance with the Trust Documents and as contemplated by the Registration Statement, and (vii) that the Shares will be issued and sold to the Shareholders in accordance with the Trust Documents and as contemplated by the Registration Statement. We have not participated in the preparation of the Registration Statement (other than this opinion) and assume no responsibility for its contents except for this opinion.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

ABX Longevity Growth and Income Fund

November 2, 2026

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.          The Trust is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

2.          The Shares of the Trust have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

JWP/CZD